EXHIBIT 99

                                   Contact:      David Sklar
                                                 Aames Financial Corporation
                                                 (323) 210-5311
                                                        or
                                                 Steve Hawkins/Tom Ekman
                                                 Sitrick And Company
                                                 (310) 788-2850



FOR IMMEDIATE RELEASE



            AAMES FINANCIAL CORP. ANNOUNNCES RIGHTS OFFERING RESULTS

            RIGHTS HOLDERS TO PURCHASE AGGREGATE OF 4,159,266 SHARES
                    OF SERIES C CONVERTIBLE PREFERRED STOCK

LOS ANGELES, October 8, 1999 -- AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, announced today that holders of rights to purchase shares of Series C Convertible Preferred Stock have subscribed to purchase an aggregate of 4,159,266 shares at a purchase price of $1.00 per share.

     On September 7, 1999, the Company distributed non-transferable subscription rights to each of its Common Stockholders of record as of such date, which rights permitted the Company's common stockholders to purchase, at a purchase price of $1.00 per share, one share of Series C Convertible Preferred Stock for every share of Common Stock held of record by them as of September 7, 1999. The rights expired at 5 pm, New York City time, on October 6, 1999.


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From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; third party rights to terminate mortgage servicing; high delinquencies and losses in our securitization trusts; dependence on funding sources; Year 2000 compliance and technological enhancements; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California; economic conditions; contingent risks on loans we sell; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, and subsequent Company filings with the United States Securities and Exchange Commission.

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